Telestone Technologies Corporation Announces Results of 2011 Annual Stockholders’ Meeting

BEIJING , Dec. 21, 2011 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation (NASDAQ: TSTC - News) (the “Company”), a leading supplier of local access network solutions for communications networks in China , today announced the results of its 2011 Annual Stockholders’ Meeting (the “Annual Meeting”), held on December 20, 2011 in Beijing, China .

At the Annual Meeting, stockholders elected each of the following nominees to the Company’s Board of Directors for a one-year term: Daqing Han , Guobin Pan , Yuanping He , Guangjun Lu and Guanghui Chen .

Stockholders also ratified the appointment of Mazars, CPA Limited as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 .

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for its leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDS(TM) (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China ‘s three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,400 employees.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to new facilities, facility construction, future products, future customers, and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.